Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES FOURTH QUARTER AND
FULL YEAR 2017 RESULTS

DALLAS--(BUSINESS WIRE)—February 26, 2018-- Kosmos Energy Ltd. (“Kosmos”) (NYSE: KOS) announced today financial and operating results for the fourth quarter of 2017. For the fourth quarter of 2017, the Company generated a net loss of $122.1 million, or $0.31 per diluted share as compared to net loss of $56.7 million or $0.15 per diluted share in the same period last year. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net loss(1) of $37.9 million or $0.10 per diluted share for the fourth quarter of 2017.

“2017 was a year of strong operational and strategic delivery,” said Andrew G. Inglis, chairman and chief executive officer. “We delivered more than $300 million in net cash flow which was used to diversify our production base and create another source of growth through the acquisition of assets offshore Equatorial Guinea, and reduce our net debt. In Ghana, Kosmos replaced more than 200 percent of production on a net proved basis. In exploration, we completed the second phase of drilling offshore Mauritania and Senegal, which resulted in the largest hydrocarbon discovery of the year. With growing production, the Tortue development advancing at pace with the approval of the ICA, and an exploration portfolio that provides a sustainable, multi-year drilling program, Kosmos is stronger than ever.”

Fourth quarter 2017 oil revenues were $187.1 million versus $156.1 million in the same quarter of 2016, on sales of 2.9 million barrels of oil in 2017 as compared to 3.0 million barrels in 2016. Fourth quarter 2017 oil revenues exclude $2.3 million of derivative settlements. Realized oil revenues, including the impact of the Company’s hedging program, were $64.63 per barrel of oil sold in the fourth quarter of 2017. At the end of the quarter, the Company was in a net underlift position of approximately 0.4 million barrels of oil.

Production expense for the fourth quarter was $46 million, or $15.75 per barrel, versus $44 million, or $14.75 per barrel, in the fourth quarter of 2016. Production expense per barrel increased in the fourth quarter of 2017 compared to the same quarter a year ago primarily because there were no LOPI claim reimbursements received in the fourth quarter of 2017.

Exploration expenses totaled $53 million for the fourth quarter, compared to $76 million in the same period of 2016 primarily the result of lower geologic and geophysical costs. While Kosmos was carried for the Hippocampe-1 and Lamantin-1 exploration wells, $19 million of expenses related to the drilling rig that are not eligible for reimbursement were expensed during the quarter. Also included in the quarter was $18 of expense related to our withdrawal from the Boujdour Maritime licenses.

Depletion and depreciation expense for the quarter was $74 million, or $25.35 per barrel. This was a slight increase from $25.08 per barrel in the fourth quarter of 2016.

General and administrative expenses were $18 million during the fourth quarter, slightly less than the previous quarter. This amount includes approximately $8 million in cash expense and $10 million in non-cash equity based compensation expense.

Fourth quarter results included a mark-to-market loss of $96 million related to the Company’s oil derivative contracts. At December 31, 2017, the Company’s hedging position had a total commodity net liability value of $97 million. As of the quarter end and including recently executed hedges, Kosmos had approximately 20 million barrels of oil hedged covering 2018 and 2019.

Gain on equity method investments, net during the fourth quarter was approximately $5.0 million and relates primarily to Kosmos' 50 percent ownership of our equity method investment in Kosmos Trident International Petroleum Inc. (KTIPI), which holds our interests in Equatorial Guinea. Under the equity method of accounting, Kosmos only recognizes its share of the adjusted net income of KTIPI, including basis difference amortization, which is recorded in the (Gain) loss on equity method investments, net in the consolidated statement of operations.

Total capital expenditures in the fourth quarter were $62 million. Full year capital expenditures totaled $57 million, net of the initial proceeds from the BP transaction of $222 million.

Kosmos exited the fourth quarter of 2017 with approximately $1.1 billion of liquidity and $1,020 million of net debt. In early February 2018, Kosmos refinanced its reserve based lending facility (RBL). The borrowing capacity has been increased to $1.5 billion, up from $1.3 billion, resulting in Kosmos' overall liquidity increasing to $1.3 billion.

Year-End 2017 Reserves

The Company’s proved net reserves at the end of 2017 were 110 million barrels of oil equivalent (MMBoe), including 89 MMBoe of net reserves in Ghana and 21 MMBoe of reserves in Equatorial Guinea. These volumes also include natural gas reserves of approximately 10 million barrels of oil equivalent, which represent the gas anticipated to be used for power generation on the Jubilee and TEN FPSO vessels and Ceiba/Okume complex, as well as sales gas from the TEN fields.

In Ghana, Kosmos replaced 214 percent of production, on a net proved basis, primarily related to the approval of the Greater Jubilee Full Field Development Plan and positive revisions at TEN. The Company’s reported reserves are prepared by Ryder Scott Company, L.P., an independent reserve engineering firm.

Operational Update

Ghana

During the fourth quarter of 2017, gross sales volumes from Ghana averaged approximately 159,000 barrels of oil per day (bopd), including volumes from the Jubilee and TEN fields which averaged approximately 92,000 bopd and 67,000 bopd, respectively. For the full year, volumes from the Jubilee and TEN fields averaged approximately 90,000 bopd and 56,000 bopd, respectively.

Throughout 2017 the Jubilee FPSO turret remediation project made significant progress, and following the spread mooring of the FPSO at its current heading in late February, optimization of the offtake procedures has allowed the Jubilee field to regularly produce in excess of 100,000 bopd. The Jubilee partners and the Government of Ghana agreed on the need to stabilize the turret bearing and rotate the FPSO. The operator estimates stabilization will require a shutdown, in two phases in early 2018, resulting in approximately four weeks of oil production downtime. The initial phase of this shutdown commenced in early 2018. Kosmos now expects the rotation of the vessel to its optimal heading to take place around the end of the year with minimal impact to production in 2018.

In mid-October, the partnership received approval for the Greater Jubilee Full Field Development Plan (GJFFDP) from the Government of Ghana. The approval of the GJFFDP establishes a price for gas sales and allows for drilling to resume in 2018, which is expected to increase production, extend the field production profile, and allowed the Company to book additional proved reserves.

Production from TEN in the fourth quarter averaged approximately 67,000 bopd. TEN development drilling is expected to resume imminently and the addition of new wells coming online is expected to allow production to increase towards the FPSO capacity of 80,000 bopd.

Equatorial Guinea

In October 2017 Kosmos announced that, in partnership with Trident Energy (Trident), it had agreed to acquire an interest in three exploration licenses (Blocks W, S, and EG-21), as well as Hess Corporation’s interest in the adjacent Ceiba Field and Okume Complex assets offshore Equatorial Guinea on a 50-50 basis. Under the terms of the agreements, Kosmos is primarily responsible for exploration and subsurface evaluation while Trident is primarily responsible for production operations and optimization. The transactions capture a material position in a proven but under-explored oil basin originally discovered and operated by members of the Kosmos management team.

The transaction expanded our position in the Gulf of Guinea and provides immediate cash flow through existing production with upside potential from optimizing current production operations, infill drilling, and step-out exploration opportunities with the potential for low cost tie-backs through existing infrastructure. The gross acquisition price of $650 million was effective as of January 1, 2017. Kosmos paid net cash consideration of approximately $231 from cash on hand and proceeds from the Company's reserves-based lending facility at close on November 28, 2017. Oil production from the Ceiba Field and Okume Complex averaged approximately 45,000 bopd (gross) during the period Kosmos held an interest in 2017.

Portfolio Additions

In December 2017, Kosmos expanded its portfolio with petroleum contracts covering Blocks CI-526, CI-602, CI-603, CI-707 and CI-708 with the Government of Cote d'Ivoire. Kosmos holds a 45% participating interest and is the operator in all five blocks. BP has a 45% participating interest in the blocks and the Cote d'Ivoire national oil company, PETROCI Holding ("PETROCI"), currently has a 10% carried interest. The petroleum contracts cover approximately 17,000 square kilometers.

Inter-Governmental Cooperation Agreement

Also in February 2018, the governments of Mauritania and Senegal signed an Inter-Governmental Cooperation Agreement (ICA) which enables the development of the cross-border Tortue natural gas field to continue moving forward. With this agreement in place, we expect a final investment decision for the Greater Tortue project around the end of 2018 and are aiming for first gas in late 2021.

(1)	A Non-GAAP measure, see attached reconciliation of adjusted net income.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast with accompanying slides to discuss fourth quarter 2017 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). A live webcast of the event and slides can be accessed on the Investors page of Kosmos’ website at investors.kosmosenergy.com. The dial-in telephone number for the call is +1.877.407.3982. Callers outside the United States should dial +1.201.493.6780. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a leading independent oil and gas exploration and production company focused on frontier and emerging areas along the Atlantic Margins. Our assets include existing production and development projects offshore Ghana and Equatorial Guinea, large discoveries and significant further exploration potential offshore Mauritania and Senegal, as well as exploration licenses offshore Cote d'Ivoire, Equatorial Guinea, Morocco, Sao Tome and Principe, and Suriname. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos 2016 Corporate Responsibility Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss) and Adjusted net income (loss) per share are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity‑based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) loss on extinguishment of debt, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Facility EBITDAX definition includes 50% of the EBITDAX adjustments of Kosmos-Trident International Petroleum Inc. The Company defines adjusted net income (loss) as net income (loss) after adjusting for the impact of certain non-cash and non-recurring items, including non-cash changes in the fair value of derivative instruments, cash settlements on commodity derivatives, gain on sale of assets, and other similar non-cash and non-recurring charges, and then the non-cash and related tax impacts in the same period.

We believe that EBITDAX, Adjusted net income (loss), and Adjusted net income (loss) per share and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. Because EBITDAX, Adjusted net income (loss), and Adjusted net income (loss) per share excludes some, but not all, items that affect net income, these measures as presented by us may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues and other income:
Oil and gas revenue	$187,104	$156,118	$578,139	$310,377
Other income, net	—	54,799	58,697	74,978
Total revenues and other income	187,104	210,917	636,836	385,355

Costs and expenses:
Oil and gas production	46,173	43,720	126,850	119,367
Facilities insurance modifications, net	514	9,015	(820)	14,961
Exploration expenses	53,371	75,782	216,050	202,280
General and administrative	17,747	27,951	68,302	87,623
Depletion and depreciation	74,294	74,373	255,203	140,404
Interest and other financing costs, net	22,866	13,879	77,595	44,147
Derivatives, net	96,372	14,269	59,968	48,021
(Gain) loss on equity method investments, net	(4,978)	—	6,252	—
Other expenses, net	2,288	9,348	5,291	23,116
Total costs and expenses	308,647	268,337	814,691	679,919

Loss before income taxes	(121,543)	(57,420)	(177,855)	(294,564)
Income tax expense (benefit)	536	(720)	44,937	(10,784)
Net loss	$(122,079)	$(56,700)	$(222,792)	$(283,780)

Net loss per share:
Basic	$(0.31)	$(0.15)	$(0.57)	$(0.74)
Diluted	$(0.31)	$(0.15)	$(0.57)	$(0.74)

Weighted average number of shares used to compute net loss per share:
Basic	389,149	386,214	388,375	385,402
Diluted	389,149	386,214	388,375	385,402

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	December 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$233,412	$194,057
Receivables, net	160,961	143,337
Other current assets	139,229	137,793
Total current assets	533,602	475,187

Property and equipment, net	2,317,828	2,708,892
Other non-current assets	341,173	157,386
Total assets	$3,192,603	$3,341,465

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$141,787	$220,627
Accrued liabilities	219,412	129,706
Other current liabilities	67,531	19,692
Total current liabilities	428,730	370,025

Long-term liabilities:
Long-term debt, net	1,282,797	1,321,874
Deferred tax liabilities	476,548	482,221
Other non-current liabilities	107,416	86,146
Total long-term liabilities	1,866,761	1,890,241

Total shareholders’ equity	897,112	1,081,199
Total liabilities and shareholders’ equity	$3,192,603	$3,341,465

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2017	2016	2017	2016
Operating activities:
Net loss	$(122,079)	$(56,700)	$(222,792)	$(283,780)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion, depreciation and amortization	76,844	76,924	265,407	150,608
Deferred income taxes	(23,315)	(6,740)	9,505	(23,561)
Unsuccessful well costs	18,686	3,470	43,201	6,079
Change in fair value of derivatives	97,746	9,380	71,822	46,559
Cash settlements on derivatives, net(1)	613	44,373	25,888	188,895
Equity-based compensation	9,968	9,693	39,913	40,084
(Gain) loss on equity method investments, net	(4,978)	—	6,252	—
Other	2,540	(3)	5,952	13,355
Changes in assets and liabilities:
Net changes in working capital	86,180	37,303	(8,531)	(86,162)
Net cash provided by operating activities	142,205	117,700	236,617	52,077

Investing activities:
Oil and gas assets	(39,783)	(29,719)	(140,495)	(535,975)
Other property	(1,219)	(995)	(2,858)	(1,998)
Equity method investments	(231,280)	—	(231,280)	—
Proceeds from sale of assets	—	—	222,068	210
Net cash used in investing activities	(272,282)	(30,714)	(152,565)	(537,763)

Financing activities:
Borrowings on long-term debt	200,000	—	200,000	450,000
Payments on long-term debt	—	—	(250,000)	—
Purchase of treasury stock	(78)	(51)	(2,194)	(1,981)
Deferred financing costs	(67)	—	(67)	—
Net cash provided by (used in) financing activities	199,855	(51)	(52,261)	448,019

Net increase (decrease) in cash, cash equivalents and restricted cash	69,778	86,935	31,791	(37,667)
Cash, cash equivalents and restricted cash at beginning of period	235,208	186,260	273,195	310,862
Cash, cash equivalents and restricted cash at end of period	$304,986	$273,195	$304,986	$273,195

(1)
Cash settlements on commodity hedges were $2.3 million and $41.4 million for the three months ended December 31, 2017 and 2016, respectively, and $38.7 million and $188.0 million for the years ended December 31, 2017 and 2016.

Kosmos Energy Ltd.
Equity Method Investment
(In thousands, unaudited)

Period November 28, 2017 through December 31, 2017
Revenues and other income:
Oil and gas revenue	$54,615
Other income	294
Total revenues and other income	54,909

Costs and expenses:
Oil and gas production	15,509
Depletion and depreciation	10,738
Other expenses, net	(19)
Total costs and expenses	26,228

Income before income taxes	28,681
Income tax expense	6,588
Net income	$22,093

Kosmos' share of net income	$11,046
Basis difference amortization(1)	5,812
Equity in earnings - KTIPI	$5,234

(1)
The basis difference, which is associated with oil and gas properties and subject to amortization, has been allocated to the Ceiba Field and Okume Complex. We amortize the basis difference using the unit-of-production method.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three Months Ended
	December 31,
	2017			2016
	Kosmos	Equatorial Guinea (Equity Method)(1)	Total(2)	Kosmos
Net income (loss)	$(122,079)	$5,234	$(116,845)	$(56,700)
Exploration expenses	53,371	—	53,371	75,782
Facilities insurance modifications, net	514	—	514	9,015
Depletion and depreciation	74,294	11,181	85,475	74,373
Equity-based compensation	9,968	—	9,968	9,693
Derivatives, net	96,372	—	96,372	14,269
Cash settlements on commodity derivatives	2,311	—	2,311	41,436
Inventory impairment and other	820	—	820	(279)
Disputed charges and related costs	1,702	—	1,702	9,473
Loss on equity method investment - KBSL	256	—	256	—
Gain on equity method investment - KTIPI	(5,234)	—	(5,234)	—
Interest and other financing costs, net	22,866	—	22,866	13,879
Income tax expense (benefit)	536	3,294	3,830	(720)
EBITDAX	$135,697	$19,709	$155,406	$190,221

	Years Ended
	December 31,
	2017			2016
	Kosmos	Equatorial Guinea (Equity Method)(1)	Total(2)	Kosmos
Net income (loss)	$(222,792)	$5,234	$(217,558)	$(283,780)
Exploration expenses	216,050	—	216,050	202,280
Facilities insurance modifications, net	(820)	—	(820)	14,961
Depletion and depreciation	255,203	11,181	266,384	140,404
Equity-based compensation	39,913	—	39,913	40,084
Derivatives, net	59,968	—	59,968	48,021
Cash settlements on commodity derivatives	38,737	—	38,737	187,950
Inventory impairment and other	403	—	403	10,718
Disputed charges and related costs	4,962	—	4,962	11,299
Loss on equity method investment - KBSL	11,486	—	11,486	—
Gain on equity method investment - KTIPI	(5,234)	—	(5,234)	—
Interest and other financing costs, net	77,595	—	77,595	44,147
Income tax expense (benefit)	44,937	3,294	48,231	(10,784)
EBITDAX	$520,408	$19,709	$540,117	$405,300

(1)
For the three months and years ended December 31, 2017, we have presented separately our 50% share of the results from operations and amortization of our basis difference for the Equatorial Guinea investment from the date of acquisition, November 28, 2017 through December 31, 2017, as we account for such investment under the equity method.

(2)
Pro forma EBITDAX, including Kosmos' 50% interest in KTEGI for 2017, for the purposes of calculation of our covenants under our RBL facility would be $695 million and $183 million for the year ended 2017 and three months ended December 31, 2017, respectively.

Adjusted Net Income
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net loss	$(122,079)	$(56,700)	$(222,792)	$(283,780)

Derivatives, net	96,372	14,269	59,968	48,021
Cash settlements on commodity derivatives	2,311	41,436	38,737	187,950
Facilities insurance modifications, net	514	9,015	(820)	14,961
Inventory impairment and other	820	(279)	403	10,718
Disputed charges and related costs	1,702	9,473	4,962	11,299
Loss on equity method investments, net	256	—	11,486	—
Total selected items before tax	101,975	73,914	114,736	272,949

Income tax expense on adjustments(1)	(34,539)	(22,812)	(34,547)	(89,581)
Impact of U.S. tax law change	16,721	—	16,721	—
Adjusted net loss	$(37,922)	$(5,598)	$(125,882)	$(100,412)

Net loss per diluted share	$(0.31)	$(0.15)	$(0.57)	$(0.74)

Derivatives, net	0.25	0.04	0.15	0.12
Cash settlements on commodity derivatives	0.01	0.11	0.10	0.49
Facilities insurance modifications, net	—	0.02	—	0.04
Inventory impairment and other	—	—	—	0.03
Disputed charges and related costs	—	0.02	0.01	0.03
Loss on equity method investments, net	—	—	0.03	—
Total selected items before tax	0.26	0.19	0.29	0.71

Income tax expense on adjustments(1)	(0.09)	(0.05)	(0.09)	(0.23)
Impact of U.S. tax law change	0.04	—	0.04	—
Adjusted net loss per diluted share	$(0.10)	$(0.01)	$(0.33)	$(0.26)

Weighted average number of diluted shares	389,149	386,214	388,375	385,402

(1)	Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rate for Ghana is 35%.

Operational Summary(1)
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net Oil Volume Sold (MMBbls)
Jubilee	1.944	1.969	7.782	5.760
TEN	0.987	0.996	2.979	0.996
Ceiba / Okume	0.405	N/A	0.405	N/A
Total	3.336	2.965	11.166	6.756

Oil revenue
Ghana	$187,104	$156,118	$578,139	$310,377
Ceiba / Okume	27,307	N/A	27,307	N/A
Total	214,411	156,118	605,446	310,377
Cash settlements on commodity derivatives	2,311	41,436	38,737	187,950
Realized oil revenue	$216,722	$197,554	$644,183	$498,327

Oil production costs
Ghana	$46,173	$43,720	$126,850	$119,367
Ceiba / Okume	7,755	N/A	7,755	N/A
Total	$53,928	$43,720	$134,605	$119,367

Per Barrel:

Oil revenue
Ghana	$63.84	$52.65	$53.73	$45.94
Ceiba / Okume	67.42	N/A	67.42	N/A
Total	64.27	52.65	54.22	45.94
Cash settlements on commodity derivatives	0.79	13.98	3.60	27.82
Realized oil revenue	$65.06	$66.63	$57.82	$73.76

Oil production costs
Ghana	$15.75	$14.75	$11.78	$17.67
Ceiba / Okume	19.15	N/A	19.15	N/A
Total	$16.17	$14.75	$12.05	$17.67

(1)
For the three months and years ended December 31, 2017, we have presented separately our 50% share of the results from operations for the Equatorial Guinea investment from the date of acquisition, November 28, 2017 through December 31, 2017, as we account for such investment under the equity method.

Ghana was underlifted by approximately 428 thousand barrels as of December 31, 2017.

Hedging Summary
As of December 31, 2017(1)
(Unaudited)

	Volume	Floor(2)	Short Put	Ceiling	Long Call
	(MMBbls)
2018 :
Three-way collars	2.913	$56.57	$41.57	$65.90	$—
Four-way collars	3.000	$50.00	$40.00	$61.33	$70.00
Swaps	1.000	$57.25
Swaps with puts	4.000	$56.14	$42.50

2019 :
Three-way collars	9.500	$52.63	$43.16	$65.01	$—

(1)	Please see the Company’s filed 10-K for full disclosure on hedging material. Includes hedging position as of December 31, 2017 and hedges added since year-end.

(2)	“Floor” represents floor price for collars or swaps and strike price for purchased puts.

Note: Excludes 2.0 MMBbls of sold (short) calls with a strike price of $65.00/Bbl in 2018, 1.0 MMBbls of purchased (long) calls with a strike price of $70.00/Bbl in the second half of 2018 and 0.9 MMBbls of sold (short) calls with a strike price of $80.00/Bbl in 2019.

2018 Guidance

	1Q	FY		1Q	FY
	2018	2018		2018	2018

Kosmos			Equatorial Guinea - Equity Method Investment(1)
Cargos
Jubilee	1	7	Gross Production (Bopd)		43,000
TEN	1	4
Ghana	2	11	Cargos(2)	3	10

Avg. Cargo Size (MBbls)	~975	~975	Avg. Cargo Size (MBbls)	~1,000	~1,000

Opex ($/bbl)	$21.00 - $23.00	$14.00 - $17.00	Opex ($/bbl)		$13.00 - $15.00

DD&A ($/bbl)	$27.00 - $28.00	$24.00 - $26.00	DD&A ($/bbl)		$24.00 - $26.00

G&A ($MM)	$30	$100	Taxes ($/bbl)		$11.00 - $13.00
% Cash	65%	65%	% Cash		60%

Exploration Expense	Average of $30mm per quarter		Capex ($MM)		$5
(Non Dry Hole)

Taxes ($/bbl)	$2.50 - $3.50	$3.00 - $4.00
% Current	100%	100%

Capex ($MM)		$300
Ghana		$110
Exploration
Suriname Drilling		$50
Seismic		$80
New Ventures		$50
Corporate		$10

(1)
Represents 100% interest in our equity method investment Kosmos Trident International Petroleum Inc. ("KTIPI"). Kosmos owns a 50% interest in KTIPI which holds an 85% participating interest in the Ceiba Field and Okume Complex through its wholly-owned subsidiary, Kosmos-Trident Equatorial Guinea Inc. ("KTEGI"), representing a 40.375% net indirect interest to Kosmos.

(2)	Entitlement share of production net to KTIPI in which Kosmos holds a 50% interest.

Source: Kosmos Energy Ltd.

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